Exhibit 99.2(n)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 19, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of SunAmerica Senior Floating Rate Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP

New York, New York
April 28, 2004